Exhibit 10.3
SETTLEMENT MEMORANDUM OF UNDERSTANDING
     This Settlement Memorandum of Understanding (“Memorandum”) is made this 13th day of June, 2006, by and among BPI Energy, Inc., for itself and as successor by merger or otherwise to Methane Management, Inc. and BPI Industries, Inc., (“BPI”), Colt LLC (“Colt”), AFC Coal Properties, Inc. (“AFC”), American Premier Underwriters, Inc. (“APU”), and Central States Coal Reserves of Illinois, LLC (“Central States”) (collectively, the “Parties”), to memorialize and evidence their agreement in principle for the settlement of the lawsuit filed in the United States District Court for the Southern District of Ohio, styled as BPI Energy, Inc. v. Colt LLC, et al., Case No. 06-cv-144 (the “Lawsuit”) and the interlocutory appeal arising therefrom pending before the United States Court of Appeals for the Sixth Circuit, Appeal No. 06-3559 (the “Appeal”) (the Lawsuit and the Appeal referred to collectively as the “Action”). The Parties have agreed to use commercially reasonable efforts to execute by June 19, 2006 (the target “Closing Date”) a mutually agreeable final settlement agreement and mutual release (the “Settlement Agreement”) and such other mutually agreeable documentation as may be necessary to memorialize and effectuate all the terms embodied in their settlement. This Memorandum summarizes the principal terms of the Parties’ settlement.
     1.     Prior to the Closing Date, Colt shall obtain any and all of the Methane Assets (as defined in Section 3(c) below) that it has conveyed to any of its affiliates.
     2.     Prior to the Closing Date, Colt shall obtain, by Quit Claim deed, with covenant of after acquired title to the extent of the purported paper title conveyed to APU and within the chain of title to APU, all of APU’s right, title and interest to all coal bed methane gas (“CBM”) and coal mine methane gas (“CMM”) in an area more specifically described in Exhibit C.

     3.     Subject to Colt’s ability to obtain the assets described in Sections 1 and 2, on the Closing Date:

(a) the Parties shall execute the Settlement Agreement under which each of the Parties shall release and forever discharge each of the other Parties for any and all claims arising out of or in any way related to the Methane Lease (as defined in Section 3(d) below), the Action, or any other claims arising from the beginning of time up to the Closing Date except for those rights and obligations contained in the Settlement Agreement;

(b) BPI shall make a lump sum cash payment of Three Million and 00/100 Dollars ($3,000,000.00) (the “Settlement Sum”) by way of wire transfer to Colt, and deliver said Settlement Sum to Colt’s attorney, Brian A. Glasser, Bailey & Glasser, LLP, 227 Capitol Street, Charleston, West Virginia, 25301 (or such other person or entity as may be designated by Colt). Wire transfer instructions are attached as Exhibit A;

(c) Colt and BPI shall execute a Purchase and Sale Agreement under which Colt shall provide Quit Claim Deeds without covenants of warranty of title of any kind (provided, however, Colt shall represent and warrant that it has not conveyed or impaired the title conveyed to Colt, that Colt will convey the Land free and clear of all liens or other encumbrances that have come into existence during its period of ownership and with covenant of after acquired title to the extent of the paper title conveyed to Colt and within the chain of title to Colt and subject to all easements, restrictions and encumbrances of record or otherwise,) conveying to BPI all of Colt’s respective rights, title and interests in and to the CBM and CMM (associated with the 16 sections described in Exhibit B (hereinafter the 16 sections referred to as the “Land”) (the CBM and CMM in the Land, collectively, the “Methane Assets”), in the form of a deed that substantially conforms to Exhibit H. Colt agrees, except for the rights set forth in

Sections 7 and 8 below, that CBM or CMM operations shall take priority over other operations (including coal mining operations) for as long as CBM or CMM is produced anywhere on the Land. The Methane Assets shall be conveyed “as is” and “where is” with all faults, without any warranty whatsoever by Colt as to their physical condition, the extent of CBM and CMM reserves in situ or the commercial feasibility of the mining thereof, the condition of title (provided, however, Colt shall represent and warrant that it has not conveyed or impaired the title conveyed to Colt, that Colt will convey the Land free and clear of all liens or other encumbrances that have come into existence during its period of ownership and with covenant of after acquired title to the extent of the paper title conveyed to Colt and within the chain of title to Colt,) and the existence of hazardous perils of operations thereon. BPI shall be responsible for recording the Quit Claim Deeds, and BPI shall be responsible for paying any associated transfer taxes. Other than the Methane Assets, Colt is expressly reserving all other mineral rights or other interests it may possess in the Land; and
     (d) the Parties shall execute a Termination Agreement under which each of the Parties acknowledges the termination of that certain Oil, Gas and Coal Bed, Methane Gas Lease dated April 3, 2001, as amended (the “Methane Lease”), and forever discharges and releases each of the Parties from any and all obligations thereunder.
     4.     Each of the documents described in Sections 3(a), (c), and (d) shall be acceptable in form and substance to each of the Parties, provided that the Quit Claim Deeds described in Section 3(c) must substantially conform to Exhibit H.
     5.     BPI agrees that it will not drill any additional CBM or CMM wells in Sections 10 and 15 of Township 9 South, Range 5 East, Saline County, Illinois. This does not affect BPI’s right to drill any new CBM and CMM wells (as permitted by law) in any other acreage in the remaining portion of the Land, nor does it affect BPI’s right to produce CBM or CMM from the 15 wells identified in Exhibit D, which have already been drilled in Sections 10 and 15, provided that BPI does not perforate any casing passing through the No. 5 coal seam and all seams or other coal strata above the No. 5 coal seam to produce any CBM or CMM from the No. 5 coal seam or any coal seam above the No. 5 coal seam, or to otherwise stimulate, by hydraulic fracture or other method, said coal seams in Sections 10 or 15. BPI agrees, at its cost, to plug and otherwise reclaim, as and when required by law, the 15 CBM wells identified in Exhibit D.
     6. Colt agrees that it will not object to any current or future applications by BPI or its designees for permits to develop CBM or CMM on the Land provided, however, that such applications and their content comply with Illinois laws and regulations. This does not alter or affect BPI’s promise not to drill new wells described in Section 5 of this Memorandum.
     7. At any time, Colt or its designees (not including Central States) may be permitted, by mere delivery of written notice to BPI, to move gas gathering or gas transportation lines or roads, water disposal systems, equipment, or power lines servicing BPI’s wells, subject to (i) compliance with any applicable surface agreements and (ii) any applicable law. Colt shall cause the work to be performed under its direction and control and shall bear the cost and expense associated with the work. Colt acknowledges on its behalf and on behalf of its designees that such cost and expense may include payments to BPI for any costs incurred and revenue lost as a result of its CBM and/or CMM production being interrupted.
     8. Subject to the obligation to immediately plug the well, Colt or its designees (not including Central States) shall have the right to buy any CBM or CMM well located anywhere on the Land. Colt shall be wholly and principally liable for amounts due under this Section. The payment to be made for the purchase of any well under this Section shall be calculated at the Fair

Market Value of the well taken, which will be determined in the sole discretion of an appraiser who shall be a mutually agreeable petroleum reserve engineer who has expertise in CBM production and reserve analysis and is a member of the Society of Petroleum Engineers (“Appraiser”). In the event Colt and BPI are unable to agree on an individual to serve as the Appraiser then either party may petition the Energy Section of the American Arbitration Association for the appointment of the Appraiser pursuant to Rule 11 of the Rules of Commercial Arbitration of the American Arbitration Association. The American Arbitration Association must appoint an experienced petroleum engineer who has expertise in CBM production and reserve analysis and is a member of the Society of Petroleum Engineers. The Appraiser’s determination of the payment amount for the well purchased shall be final and not appealable in any way by any Party. The cost, if any, of the appointment of the Appraiser and of the Appraiser’s determination shall be at Colt’s expense.
     9. Colt agrees, at its cost, to plug and otherwise reclaim, as required by law, the following four CBM wells located in Williamson County, Illinois: (a) Delta #4 (located in Section 1, Township 9 South, Range 4 East); (b) DDH #4 (located in Section 27, Township 8 South, Range 4 East); (c) DDH #5 (located in Section 10, Township 8 South, Range 4 East); and (d) Delta H1A (located in Section 9, Township 8 South, Range 4 East).
     10. Other than the four wells listed in Section 9 above, BPI agrees, at its cost, to plug and otherwise reclaim, when required by law, all CBM and CMM wells owned and/or operated by BPI on the Land. BPI acknowledges that it will abandon wells Delta Mine #14 (D6) and Delta #003, both located in Williamson County, and BPI agrees to plug both of these wells within 6 months of the Closing Date.

     11.     With respect to all existing and future CBM and CMM wells on the Land that pierce mineable No. 5 or No. 6 coal including, without limitation, those wells listed on Exhibit E, BPI shall, when required by law, plug such wells in accordance with then existing legal standards designed by appropriate regulatory agencies to allow mining through the plug and well-bore. By way of illustration and not limitation, today’s standards are set forth on Exhibit F, attached hereto.
     12.     BPI expressly represents and warrants that it will continue to honor its obligations in relation to the Settlement Agreement and Mutual Release between BPI and Delta Mine Holding Company and Peabody Development Land Holdings, LLC dated April 15, 2005 (hereinafter the “Peabody Agreement”) including, but not limited to, Prohibited Area (i.e., the “no fly zone”) as described in Section 4 of the Agreement, a copy of which is attached Exhibit G. The Peabody Agreement shall remain in full force and effect and shall not be deemed modified or amended in any manner as a result of the Parties entering into this Memorandum and the final Settlement Agreement. The execution of the Settlement Agreement and performance of the terms and provisions contained in the Settlement Agreement shall not constitute a waiver of any breach of the Peabody Agreement.
     13.     By June 29, 2006, subject to the occurrence of all of the events described in paragraph 3 above, the Parties, through counsel, shall cause the Lawsuit and Appeal to be dismissed with prejudice by tendering the appropriate entries of dismissal.
     14.     The Parties shall bear their own costs, expenses and attorney’s fees relating to the Lawsuit and Appeal.

     15. The Parties agree that BPI has the right to publicly disclose the terms of this Memorandum and the terms of the final Settlement Agreement as required by federal securities laws.
     16. The Parties represent that no right, action or cause of action that one may have against the other arising out of the Methane Lease and/or the Lawsuit, or any portion of recovery or settlement to which they may be entitled, has been assigned or transferred by or for in any manner, including by way of subrogation or operation of law.
     17. This Memorandum and the Settlement Agreement shall be governed by the laws of Illinois and that any action or proceeding to enforce or arising out of this Memorandum or the Settlement Agreement shall be maintained in the United States District Court for the Southern District of Illinois or the Circuit Court of Saline County, Illinois.
     18. Neither the existence of this Memorandum or the Settlement Agreement nor anything contained therein shall be construed as an admission of liability of the Parties.
     19. This Memorandum may be executed in multiple counterparts, all which together shall constitute one instrument. The Parties shall accept facsimile signatures to this Memorandum.

Agreed to and acknowledged by:

/s/ James Morris _______________________________________ James Morris Authorized Representative of Colt, LLC

/s/ James Azlein _______________________________________ James Azlein Chief Executive Officer and President BPI Energy, Inc.

/s/ Joseph D. Stelzer _______________________________________ Joseph D. Stelzer

Authorized representative for AFC and APU

/s/ James C. Sevem _______________________________________ Authorized Representative for Central States